Exhibit 2.2
Execution
ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (“Agreement”) is made as of [●], 2020 (“Effective Date”), by and between MYOS Corp., a Delaware corporation (the “Assignee”) and MYOS RENS Technology Inc., a Nevada corporation (the “Assignor”) (each a “Party,” and together the “Parties”).
WHEREAS, Assignor is a party to that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of June 30, 2020, among Assignor, MedAvail, Inc. a Delaware corporation (“MedAvail”), and Matrix Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Assignor (“Merger Sub”), pursuant to which, at the Effective Time, Merger Sub will merge with and into the Company with the Company as the surviving corporation (the “Merger”); and
WHEREAS, as a condition to the willingness of MedAvail and Assignor to consummate the Merger, Assignor has agreed to assign to Assignee all of the Assignor’s right, title and interest in and to all of Assignor’s assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill) existing prior to the Effective Time (other than Excluded Assets set forth on Exhibit A) (the “Acquired Assets”), and all of Assignor’s Liabilities, indebtedness, obligations, expenses, claims, deficiencies, or endorsements, whether accrued, absolute, contingent, matured, or unmatured, existing as of or attributable to facts or circumstances that exist prior to the Effective Time (“Assumed Liabilities”), and Assignee has agreed to accept such assignment and assume all of the Assumed Liabilities, including, but not limited to such assets and liabilities as provided in Exhibit B attached herein (which may be supplemented from time to time prior to the Effective Time with the prior written consent of MedAvail, such consent not to be unreasonably withheld, conditioned or delayed), in exchange for the issuance of [●] shares of Common Stock, par value $0.00001, of Assignee issued to Assignor pursuant to that certain Subscription Agreement, by and between Assignor and Assignee of even date herewith.
NOW, THEREFORE, in consideration of the mutual agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Assignment and Assumption. As of the Effective Date, the Assignor hereby sells, contributes, assigns, transfers and conveys (collectively, the “Assignment”) to the Assignee all of Assignor’s right, title, benefit, privileges and interest in and to the Acquired Assets (excluding, for the avoidance of doubt, any Excluded Assets), and all of the Assumed Liabilities. Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the Liabilities of the Assignor to be observed, performed, paid or discharged, in connection with the Acquired Assets and the Assumed Liabilities.
2.Non-Assignment; Consents.
(a)Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Acquired Asset,

including any Contract, license, certificate, approval, authorization or other right, which by its terms or by Legal Requirement is nonassignable without the consent of any Person (“Nonassignable Assets”).
(b) Following the date hereof and prior to the Effective Time, Assignee shall (x) deliver any notices and (y) obtain any consents, in each case, required under any Nonassignable Asset not obtained prior to the date hereof, and in a form reasonably acceptable to MedAvail, and following the receipt of such consent or notice, Assignor shall transfer and assign to Assignee such Nonassignable Assets for no additional consideration. At the Effective Time, any Nonassignable Asset held by Assignor shall either (i) have been terminated by Assignor, or (ii) assigned to Assignee, notwithstanding any right of any other Person. Following any assignment or transfer, a Nonassignable Asset shall be deemed Acquired Asset for purposes of this Agreement.
(c)From and after the Effective Time, Assignee shall indemnify and hold harmless Assignor, its Subsidiaries and Affiliates, from and against any Loss arising from the failure to assign to Assignee a Nonassignable Asset in accordance with the terms hereof.
3.Other Covenants and Agreements. At the reasonable written request of Assignor and without further consideration, Assignee shall (i) execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to Assignee and to confirm Assignee’s interest in and to the Acquired Assets, (ii) provide any additional information or documentation necessary to comply with any Legal Requirements applicable to the transactions contemplated by this Agreement, including any bulk sale, bulk transfer or similar laws, or (iii) to obtain any consents or approvals from any Governmental Body or Person necessary to consummate the transactions contemplated by this Agreement. Assistance under this Section may include execution, acknowledgment and recordation of specific assignments, oaths, declarations and other documents on a jurisdiction-by-jurisdiction and/or a country-by-country basis and such other instruments of sale, transfer, conveyance, and assignment as Assignor or its counsel may reasonably request.
4.Representations and Warranties of Assignor.
(a)Assignor is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Assignor has all necessary corporate power and authority: (i) to conduct its businesses in the manner in which its businesses are currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.
(b)Assignor (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not reasonably be expected to be material to Assignor.
(c)The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Assignor and no further action is required on the part of Assignor to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Assignor and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Assignor hereto and thereto, enforceable against each in accordance with their respective terms, except as such enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Legal Requirements relating to or affecting creditors generally and by equitable principles.
(d)The execution, delivery and performance of this Agreement and the transactions contemplated hereby does not require a consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body.
(e)After the consummation of the Spin-Out and the issuance of the Spin-Out Sub Dividend, Assignor (i) will not possess, own and have title or any beneficial interest in any assets (other than Excluded Assets), including the Acquired Assets, and (ii) will not be liable for any Liability, including the Assumed Liabilities.
5.Representations and Warranties of Assignee.
(a)Assignee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Assignee has all necessary corporate power and authority: (i) to conduct its businesses in the manner in which its businesses are currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which they are bound.
(b)Assignee (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not reasonably be expected to be material to Assignor.
(c)The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Assignee and no further action is required on the part of Assignee to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Assignee and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Assignee hereto and thereto, enforceable against each in accordance with their respective terms, except as such enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Legal Requirements relating to or affecting creditors generally and by equitable principles.
(d)The execution, delivery and performance of this Agreement and the transactions contemplated hereby does not require a consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body.

6.Employees and Employee Benefits
(a) Assignor shall take all necessary steps, in compliance with applicable Legal Requirements, to transition the employment of all employees of Assignor (the “Assignor Employees”) to employment with Assignee at or prior to the Effective Time. Assignee shall be solely responsible, and Assignor shall have no obligations whatsoever for, (i) any and all wages, salaries, and other cash compensation (including, without limitation, accrued vacation leave and sick leave, bonuses, commissions and other incentive-based cash compensation) payable to the Assignor Employees and any current independent contractors of Assignor at or prior to the Effective Time and any former employees, officers and consultants of Assignor (“Former Assignor Employees”) for periods on and prior to the Effective Time, (ii) any severance, retention bonus or change in control payment payable to any of the Assignor Employees or Former Assignor Employees that become due or owed as a result of the consummation of the transactions contemplated by this Agreement, (iii) providing COBRA continuation coverage for any Employee Plan that is a group health plan with respect to any qualifying event that occurs on or before the Effective Time, and (iv) any and all Liabilities relating to or arising in connection with the Employee Plans. If any Assignor Employee does not accept the offer of employment from Assignee or a Subsidiary of Assignee for any reason, and Assignee or its Subsidiaries elects to terminate such Assignor Employee’s employment, any severance or other separation payment will be an Assumed Liability of Assignee.
(b)Assignor and Assignee shall comply with all obligations under applicable Legal Requirements to notify and/or consult with Assignor Employees or employee representatives, unions, works councils, or other employee representative bodies, if any, and shall provide such information to the other party as is reasonably required by that party to comply with its notification and/or consultation obligations relating to the transition of employment of the Assignor Employees from Assignor to Assignee. Any Liability resulting from the failure by the parties to comply with such obligations shall be borne by Assignee, and such Liabilities shall constitute Assumed Liabilities.
7.Indemnification
(a)Assignee Indemnification. Subject to the limitations set forth in this Section 7, Assignee shall indemnify and hold harmless Assignor and its Subsidiaries and affiliates and their respective officers, directors, and employees (each of the foregoing being referred to individually as an “Assignor Indemnified Party” and collectively as “Assignor Indemnified Parties”) from and against any and all claims, losses, Liabilities, Taxes, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter, individually, a “Loss” and, collectively, “Losses”) whether or not due to a third-party claim, arising out of or resulting from (i) any Acquired Asset or Assumed Liability, (ii) the conduct or operation of the business of Assignee or any Subsidiary thereof, or (iii) the conduct or operation of the business of Assignor prior to the Effective Time.
(b)Assignor Indemnification. Subject to the limitations set forth in this Section 7, Assignor shall indemnify and hold harmless Assignee and its Subsidiaries and affiliates and their respective officers, directors, and employees (each of the foregoing being referred to individually as an “Assignee Indemnified Party” and collectively as “Assignee

Indemnified Parties”, and, together with the Assignor Indemnified Parties, “Indemnified Parties”) from and against any and all Losses directly or indirectly, whether or not due to a third-party claim, arising out of or resulting from (i) the conduct or operation of the business of MedAvail or (ii) the conduct or operation of the business of Assignor or any Subsidiary thereof following the Effective Time. For purposes of this Section 7, “Indemnifying Party” means the Party from whom indemnification is sought by an Indemnified Party.
(c)Recovery; Set-Off of Note.
(i)Assignor shall have the right to (A) reduce the outstanding principal amount payable pursuant to the Note by the amount of Losses to which the Assignor Indemnified Parties are entitled in respect of resolved indemnification claims pursuant to this Section 7 (such right, Assignor’s “Set-Off Rights”) and (B) may withhold any portion of the outstanding principal amount of such Note that becomes payable pursuant to the terms thereof during the pendency of any claim for indemnification by Assignor, or to the extent Assignor reasonably determines necessary to satisfy any unsatisfied claims prior to the date on which such payment of is otherwise required.
(ii)Any and all amounts payable to an Indemnified Party as a result of any claim for indemnification under Section 7 shall be satisfied (A) with respect to a claim for indemnification under Section 7(a), (1) first, by application of Assignor’s Set-Off Rights until the outstanding principal amount of the Note has been reduced to zero dollars ($0.00), and (2) second, directly against Assignee; and (B) with respect to a claim for indemnification under Section 7(b), directly against Assignor.
(iii)In the event a Party desires to make a claim for indemnification under this Section 7, such Party shall provide written notice to the other Party, including details of the such claim and reasonably detailed explanation of the basis thereof (the “Claim Notice”). The Indemnifying Party thereupon shall have ten (10) business days to cure or resolve the cause of the claim in the Claim Notice to the Indemnified Party’s satisfaction. If an Indemnifying Party objects to an Indemnified Party’s claim for indemnification, it shall submit a notice (the “Objection Notice”) to such Indemnified Party within 30 Business Days indicating in reasonable detail its reasons for objecting to the claim. In the event an Indemnifying Party delivers an Objection Notice to an Indemnified Party, then the Parties shall attempt in good faith to negotiate and agree upon the rights of the respective parties with respect to each of such claims. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by authorized signatories of both Parties. After such thirty (30)-day period, if the matter is not resolved, the Indemnifying Party shall pay the Indemnified Party the amount of Losses set forth in the Claim Notice (subject, in the case of an Assignor Indemnified Party, to Assignor’s Set-Off Rights), provided, that the Indemnifying Party shall retain any and all rights to challenge such action pursuant to the terms of this Agreement.
8.Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement will be in writing and will be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 11:59 p.m. (recipient’s time), when transmitted; (c) if sent by email on a day other than a Business Day, or if sent by email after 11:59 p.m. (recipient’s time), on the

Business Day following the date when successfully transmitted; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):
If to Assignee or Assignor (prior to the Effective Time):
MYOS RENS Technology, Inc.
45 Horsehill Rd., Suite 106
Cedar Knolls, NJ 07927
Attn: Joseph Mannello, President
E-Mail: jmannello@verizon.net
With a copy to:
Hiller, P.C.
641 Lexington Avenue
New York, NY 10022
Attn: David N. Feldman, Esq.
E-mail: DFeldman@hillerpc.com
If to Assignor (following the Effective Time):
MedAvail, Inc.
6665 Millcreek Drive, Unit 1
Mississauga, ON L5N 5M4
Attn: Ed Kilroy
E-Mail: EKilroy@medavail.com
With a copy to:
Wilson Sonsini Goodrich & Rosati P.C.
650 Page Mill Road
Palo Alto, CA 94304-1050
Attention: Philip Oettinger
Email: poettinger@wsgr.com
and:
Wilson Sonsini Goodrich & Rosati P.C.
One Market Plaza
Spear Tower, Suite 3300
San Francisco, CA 94105-1126
Attention: Ethan Lutske
Email: elutske@wsgr.com
If to Assignee (following the Effective Time):

MYOS Corp.
45 Horsehill Rd., Suite 106
Cedar Knolls, NJ 07927
Attn: Joseph Mannello, President
E-Mail: jmannello@verizon.net
With a copy to:
Hiller, P.C.
641 Lexington Avenue
New York, NY 10022
Attn: David N. Feldman, Esq.
E-mail: DFeldman@hillerpc.com
9.Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
10.Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Assignee and the Assignor and their respective legal representatives, successors and permitted assigns.
11.Remedies Cumulative; Specific Performance. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Each party to this Agreement agrees that, in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement: (a) such party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.
12.Governing Law; Venue; Waiver of Jury Trial.
(a)This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
(b)Any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware or, if jurisdiction over the matter is vested exclusively in the federal courts, the United States District Court for the District of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of such court (and each appellate court therefrom) in connection with any such action, suit or Legal Proceeding; (ii) agrees that such court will be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
(c)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.
13.Amendments; Waivers, Etc. Neither this Agreement nor any term hereof may be amended, changed, waived, discharged or terminated other than by an instrument in writing, signed by the Party against which enforcement of such amendment, change, waiver, discharge or termination is sought.
14.Definitions. All defined terms that are used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.
15.Interpretations. The headings of the sections contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement.
16.Counterparts and Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other. This Agreement may be executed and delivered by facsimile or other electronic signature (including portable document format).
17.Modification. This Agreement constitutes the entire understanding of the Parties, and supersedes any and all agreements or understandings of any of the Parties with respect to the subject matter set forth herein, and may not be modified or otherwise changed orally, but only by a writing signed by the Party against whom enforcement of any such waiver, change, modification, extension, or discharge is sought.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

ASSIGNOR:	ASSIGNEE:

MYOS RENS TECHNOLOGY INC.	MYOS CORP.

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT A
EXCLUDED ASSETS
•Tax refunds or credits with respect to any Pre-Closing Tax Period; provided, however, that Assignor’s available tax attributes (e.g., net operating loss carryforwards) for the Pre-Closing Tax Period shall be included in the calculation of any Taxes owed by Assignor for the Pre-Closing Tax Period or in connection with the Spin-Out, Contribution or Spin-Out Sub Dividend pursuant to this Agreement. The “Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or before the Closing Date applying a closing of the books method as of the time the Assignor becomes a member of the Company consolidated group in a manner consistent with Treasury Regulation Sections 1.1502-75(d)(3) and 1.1502-76.
•any and all claims, causes of action, defenses and rights of offset or counterclaims (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) at any time to the extent arising out of, or are related to Excluded Assets or claims made against Assignor with respect to the Acquired Assets or the Assumed Liabilities, whether arising by way of direct claim, counterclaim or otherwise.
•the rights that accrue or will accrue to Assignor under this Agreement, the Merger Agreement, or any of the ancillary agreements, certificates, or other transaction documents contemplated hereby or thereby.
•Assignor’s 2020 Equity Incentive Plan, 2020 Employee Stock Purchase Plan, and Executive Incentive Compensation Plan.

EXHIBIT B
ACQUIRED ASSETS AND ASSUMED LIABILITIES
Acquired Assets
•all capital stock or other equity interests or rights in or with respect to any Person
•all current assets held by Assignor, including (i) accounts or notes receivable held by Assignor, and any security, claim, remedy or other right related to any of the foregoing and (ii) all materials, supplies and other inventories
•all leased real property
•all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, printers, telephones, tablets and other tangible personal property
•all Permits
•all IP Rights of Assignor
•all pension, savings, profit sharing, retirement, deferred compensation, employment, workers’ compensation, unemployment benefits, welfare, fringe benefit, insurance, sick leave, short and long term disability, medical, dental, death benefit, incentive, bonus, incentive compensation, stock option, stock purchase, equity compensation, vacation pay, paid time off, severance pay and similar plans, programs, agreements, or arrangements (whether written or oral) providing employee benefits or remuneration for current or former employees, officers, directors, stockholders, partners, managers, agents, consultants, independent contractors, contingent workers, or leased employees or their beneficiaries for which Seller has any liability or contingent liability (the “Employee Plans”), including without limitation all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, maintained by Assignor or to which Assignor is a party or required to contribute; other than the Assignor’s 2020 Equity Incentive Plan, 2020 Employee Stock Purchase Plan, and Executive Incentive Compensation Plan
Assumed Liabilities
•all unpaid Transaction Costs of Assignor
•All Indebtedness of Assignor, including the Note and that certain promissory note between Assignor and Joseph Mannello
•all Liabilities arising under, in respect of, or in connection with the Spin-Out, Acquired Assets and Assumed Liabilities, whether accrued prior to, or following the Effective Time
•all Liabilities in respect of Assignor Employees and Employee Plans, arising out of or relating to any actions occurring on or before the Effective Time, or the transactions contemplated by this Agreement, including (but not limited to) the cost of termination or separation of an Assignor Employee who refuses to continue employment with Assignee after the Effective Time, and any amounts to which any Assignor Employee and qualified beneficiaries become entitled under COBRA or under any Employee Plan, or individual arrangement, applicable Legal

Requirement or otherwise (including the aggregate gross amount of any amount payable under any severance or retention agreement and the aggregate amount of any Liability of Assignor and any of its Subsidiaries for Tax gross-up or reimbursement, stay-bonus, and the employer’s share of any employment or payroll Taxes with respect thereto), in each case whether or not payable at the Effective Time
•Liabilities related to the operation of the business of Assignee after the Effective Time
•any Taxes related to the Assumed Assets for any Tax period and, without duplication, any Taxes of or related to Assignor for the Pre-Closing Tax Period
•any Taxes arising from or related to the Spin-Out, Contribution or Spin-Out Sub Dividend; provided that such Taxes shall be calculated applying solely Assignor’s available tax attributes (e.g., net operating loss carryforwards) for the Pre-Closing Tax Period and shall not include any tax attributes of the Company (whether available to Acquiror after the Closing Date or otherwise).
•Liabilities arising from any claim or right asserted or held by any current, former or purported securityholder or other securityholder of Parent, or any other Person, asserting, alleging or seeking to assert rights with respect to the Merger, the Spin-Out, and the transactions contemplated by this Agreement and the Merger Agreement, including any actual or alleged breaches of fiduciary duty by any current or former directors, equityholders or officers of Parent